Exhibit 99.1
SouthCrest Financial Group, Inc. Announces Second Quarter Earnings

FAYETTEVILLE, GA, (August 17,  2007) – SouthCrest Financial Group, Inc. (SCSG) reported net income for the quarter ended June 30, 2007 of $1,599,000 or $0.40 per share, compared to $1,426,000 or $0.40 per share for the same quarter a year ago.  For the six month period ended June 30, 2007, net income was $3,204,000, or $0.81 per share compared to $2,832,000, or $0.79 per share for the same period a year ago.  All per share amounts are stated on a basic and fully diluted basis.

Net income for the three and six months end June 30, 2006 do not include results of operations for Peachtree Bank, as it became a subsidiary of SouthCrest as a result of the October 31, 2006 merger with Maplesville Bancorp and its results of operation are only included prospectively from the date of merger.

Return on average assets was 1.20% for the three months ended June 30, 2007 compared to 1.26% for the same period in 2006, and 1.20% for the current year to date period compared to 1.27% for the same period in 2006.  Return on average equity was 9.28% for the three months ended June 30, 2007 compared to 10.45% for the same period in 2006, and 9.44% for the six months ended June 30, 2007 compared to 10.51% for the same period in the prior year.  The Company’s net interest margins have improved over the previous year, increasing from 4.45% to 4.57% for the three months ended June 30, 2007, and from 4.48% to 4.55% for the six months ended June 30, 2007.

Nonperforming assets decreased to $1,048,000 from $1,700,000 at December 31, 2006.  The Company’s asset quality indicators compare favorably with historical benchmarks for the industry.  At June 30, 2007, nonperforming assets were 0.20% of total assets compared to 0.31% of total assets at December 31, 2006.  For the six months ended June 30, 2007, the Company experienced net chargeoffs of 0.02% versus net recoveries of 0.03% for the same period in 2006.  At June 30, 2007, the allowance for loan losses was 1.39 % of loans compared to 1.34% at December 31, 2006.

Total assets at June 30, 2007 were $531.5 million compared to $544.0 million at December 31, 2006, a decrease of $12.5 million.  Loans increased $1.0 million or 0.3% to $336.5 million.  In the first six months of 2007, the Company’s loan growth has slowed compared to levels experienced in 2006 and 2005.  Deposits declined $15.6 million or 3.4% to $447.0 million due primarily to reductions in accounts of local governments.

In a press release dated July 2, 2007, the Company announced that on July 1, 2007 it had completed its merger with Bank of Chickamauga.  Bank of Chickamauga maintains two offices in the City of Chickamauga in Walker County, Georgia.  At June 30, 2007 it had approximately $67.2 million in assets, $49.8 million in deposits, and capital of $13.8 million.

The Company also announced on July 2, 2007 that it declared a dividend of $0.13 per share compared to $0.125 per share for the same period a year ago.  The dividend was paid on July 31, 2007 to shareholders of record as of July 17, 2007.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of four bank subsidiaries operating a total of thirteen branch offices.  Bank of Upson, based in Thomaston, GA, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank.  The First National Bank of Polk County, based in Cedartown, GA, operates three branches in Polk County, while Peachtree Bank, based in Maplesville, AL, operates two branches in Chilton County, Alabama.  On July 1, 2007, SouthCrest completed its acquisition of Bank of Chickamauga, located in Chickamauga, Georgia, which operates two branches in Walker County, Georgia.  SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels.  Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended June 30			Year Ended June 30
	2007	2006	% Change	2007	2006	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$5,467	$4,624	18.2%	$10,835	$9,205	17.7%
Provision for loan losses	77	133	-42.1%	226	241	-6.2%
Noninterest income	1,597	1,335	19.6%	3,052	2,565	19.0%
Noninterest expense	4,660	3,709	25.6%	8,993	7,316	22.9%
Income taxes	728	691	5.4%	1,464	1,381	6.0%
Net income	1,599	1,426	12.1%	3,204	2,832	13.1%
PER SHARE INFORMATION
Earnings per share	$0.40	$0.40	0.0%	$0.81	$0.79	2.5%
Dividends per share	0.130	0.125	4.0%	0.260	0.250	4.0%
Book value per share	17.65	15.43	14.4%
Shares outstanding	3,952,328	3,581,193
OPERATING RATIOS (1)
Net interest margin	4.57%	4.45%		4.55%	4.48%
Return on average assets	1.20%	1.26%		1.20%	1.27%
Return on average equity	9.28%	10.45%		9.44%	10.51%
Efficiency ratio	65.97%	62.24%		64.76%	62.16%
Net chargeoffs / average loans	0.08%	0.00%		0.02%	-0.03%
AVERAGE BALANCES
Loans	$333,674	$282,696	18.0%	$333,302	$279,406	19.3%
Total earning assets	479,376	417,095	14.9%	480,338	414,491	15.9%
Total assets	536,068	454,373	18.0%	537,271	451,403	19.0%
Deposits	452,210	385,893	17.2%	453,805	381,008	19.1%
Borrowed funds	6,457	11,137	-42.0%	6,620	13,175	-49.8%
Shareholders' equity	69,081	54,719	26.2%	68,464	54,343	26.0%

				As of
	As of June 30,			Dec. 31
END OF PERIOD BALANCES	2007	2006	% Change	2006	% Change
Loans	$336,450	$287,536	17.0%	$335,452	0.3%
Reserve for loan losses	4,674	3,759	24.3%	4,480	4.3%
Total earning assets	471,699	415,783	13.4%	483,653	-2.5%
Intangible assets	13,109	6,503	101.6%	13,550	-3.3%
Total assets	531,470	461,219	15.2%	544,017	-2.3%
Deposits	447,023	389,176	14.9%	462,622	-3.4%
Borrowed funds	6,394	11,815	-45.9%	5,945	7.6%
Shareholders' equity	69,759	55,253	26.3%	67,555	3.3%
ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$368	$469		$1,015
Nonaccrual Loans	178	1,032		479
Other Real Estate Owned	502	25		206
Total nonperforming assets	1,048	1,526		1,700
Nonperforming assets / total assets	0.20%	0.33%		0.31%
Allowance for loan losses / total loans	1.39%	1.31%		1.34%
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(1) All ratios are annualized.
n/m - percentage change is not meaningful.